Exhibit 4.1

WARRANT
RIGHTSIDE GROUP, LTD.

THE OFFER AND SALE OF THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT , OR QUALIFIED UNDER ANY STATE OR FOREIGN SECURITIES LAWS, AND NEITHER THIS WARRANT NOR SUCH SECURITIES MAY BE OFFERED FOR SALE, SOLD, TRANSFERRED, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS (I) A REGISTRATION STATEMENT COVERING SUCH TRANSACTION IS EFFECTIVE UNDER THE SECURITIES ACT AND IS QUALIFIED UNDER APPLICABLE STATE AND FOREIGN LAW OR (II) THE TRANSACTION IS EXEMPT FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS UNDER THE SECURITIES ACT AND THE QUALIFICATION REQUIREMENTS UNDER APPLICABLE STATE AND FOREIGN LAW.

Warrant Certificate No.:

Original Issue Date: August 6, 2014

FOR VALUE RECEIVED, Rightside Group, Ltd., a Delaware corporation (the “Company”), hereby certifies that [Warrantholder], a Delaware [type of entity], or its registered assigns (the “Holder”) is entitled to purchase from the Company                      duly authorized, validly issued, fully paid and nonassessable shares of Common Stock (subject to adjustment as provided herein, the “Total Warrant Shares”) at a purchase price per share initially equal to $15.05 (the “Spin-off Price,” and as may be adjusted as provided herein, the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant.

This Warrant has been issued pursuant to the terms of the Warrant Purchase Agreement, dated as of August 6, 2014 (the “Purchase Agreement”), between the Company and the investors listed on Exhibit A thereto.

1.                                      Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Aggregate Exercise Price” means, on any Exercise Date, an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price in effect as of the Exercise Date.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York, New York or Los Angeles, California are authorized or required by law to close.

“Cashless Exercise” has the meaning set forth in Section 3(c).

“Closing Sale Price” means, for any security as of any date, the last closing trade price, respectively on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price then the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or if the foregoing do not apply, last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no last trade price is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the “pink sheets” by OTC Link LLC. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value of such security as determined jointly by the Board and the Holder; provided that if the Board and the Holder are unable to reach agreement within 15 days, the Closing Sale Price shall be determined by a Valuation Firm selected jointly by the Board and the Holder or, if that selection cannot be made within ten days, by a third Valuation Firm jointly selected by one Valuation Firm selected by the Board and a second Valuation Firm selected by the Holder.  All such determinations are to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means warrants, rights, options, evidence of indebtedness, shares of stock or other securities that are convertible into or exercisable or exchangeable for, with or without payment of additional consideration, shares of Common Stock or other Convertible Securities, either immediately or upon the arrival of a specified date or the happening of a specified event.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., Los Angeles time.

“Exercise Agreement” means an Exercise Agreement in the form attached hereto as Exhibit A.

“Exercise Period” means the period beginning on February 6, 2015 through and including 5:00 p.m., Los Angeles time, on the fifth anniversary of Original Issue Date or, if such day is not a Business Day, on the first Business Day following such anniversary.

“Exercise Price” has the meaning set forth in the preamble.

“Fair Market Value” means, as of any date, the arithmetic average of the Closing Sale Prices of the shares of Common Stock for the five consecutive Trading Days ending on the date immediately preceding such date, or if the Common Stock is not then listed on a securities exchange or quoted on a securities market, then for five consecutive Business Days.

“Holder” has the meaning set forth in the preamble.

“Information” has the meaning set forth in Section 5.

“Loan Documents” has the meaning set forth in the Credit Agreement.

“Mandatory Exercise Shares” means, as of any date of determination on or prior to the first anniversary of the Original Issue Date, half of the Total Warrant Shares, provided that the number of Mandatory Exercise Shares shall be reduced (until the number of Mandatory Exercise Shares is zero) by each Warrant Share with respect to which this Warrant is exercised on or prior to such date of determination.  After the first anniversary of the Original Issue Date, the number of Mandatory Exercise Shares shall be zero.

“Measurement Period” means any 25 consecutive Trading Day period that begins on or after the 25th Trading Day prior to the first day of the Exercise Period and ends on or before the one year anniversary of the Original Issue Date.

“Original Issue Date” means August 6, 2014.

“NASDAQ” means The NASDAQ Stock Market LLC.

“Principal Market” means, with respect to any security, NASDAQ, or if NASDAQ is not the principal securities exchange or trading market for such security, the principal securities exchange or trading market where such security is listed or traded.

“Purchase Agreement” has the meaning set forth in the preamble.

“Purchase Rights” has the meaning set forth in Section 5.

Reorganization” means any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person or

(v) other similar transaction (other than any such transaction covered by Section 4(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Spin-off Price” has the meaning set forth in the preamble.

“Total Warrant Shares” has the meaning set forth in the preamble.

“Trading Day” means any day on which the Common Stock is traded on NASDAQ or any other U.S. securities exchange or securities market; provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

“Valuation Firm” means, on any date, a nationally recognized investment banking or valuation firm that is not an Affiliate of the Company and has not provided services to the Company, the Holder or any of their respective Affiliates for the 36 months preceding such date.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Shares” means the shares of Common Stock or other capital stock of the Company then deliverable upon exercise of this Warrant.

All capitalized terms not defined herein shall have the meaning set forth in the Purchase Agreement unless otherwise indicated.

2.                                      Term of Warrant.  The Holder of this Warrant may exercise this Warrant for all or any part of the Warrant Shares on any day during the Exercise Period.

3.                                      Exercise of Warrant.

(a)                                 Exercise Procedure. During the Exercise Period, this Warrant may be exercised by the Holder for all or from time to time any part of the unexercised Warrant Shares, upon:

(i)                                     surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with a completed and executed Exercise Agreement; and

(ii)                                  payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).

(b)                                 Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price may be made, at the option of the Holder as expressed in the Exercise Agreement, by any of the following methods:

(i)                                     after the first anniversary of the Original Issue Date, by wire transfer of immediately available funds to an account designated in writing by the Company; or

(ii)                                  by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise.

(c)                                  Cashless Exercise. The Holder may, in its sole discretion, exercise this Warrant in whole or in part and, in lieu of making a cash payment to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number = (A x B) - (A x C)

B

For purposes of the foregoing formula:

A =                             the total number of shares with respect to which this Warrant is then being exercised (which shall include both the number of Warrant Shares issued to the Holder and the number of Warrant Shares subject to the portion of the Warrant being cancelled in payment of the Exercise Price).

B =                         the Fair Market Value

C =                         the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

(d)                                 Rule 144. For purposes of Rule 144 promulgated under the Securities Act, as in effect on the date hereof, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Purchase Agreement.

(e)                                  Delivery of Stock Certificates. As promptly as practicable, and in any event within five Business Days after receipt by the Company of the Exercise Agreement, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise, together with cash in lieu of any fraction of a share, as provided in Section 3(f) hereof. The stock certificate or certificates so delivered shall be in such denomination or denominations as the exercising Holder shall reasonably request in the Exercise Agreement and registered in the name of the Holder or such other Person’s name as shall be designated in the Exercise Agreement. This Warrant shall be deemed to have been exercised and such certificate or certificates of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(f)                                   Fractional Shares. The Company shall not be required to issue a fractional share of Common Stock upon exercise of any Warrant. In the event of any exercise of a Warrant where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and as to any fraction of a share that the Holder would otherwise be entitled to purchase upon such exercise, the Company shall pay to such Holder an amount in cash (by delivery of a certified or official bank check or by wire transfer of immediately available funds) equal to the product of (i) such fraction multiplied by (ii) the Fair Market Value of one share of Common Stock on the Exercise Date.

(g)                                  Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have expired or shall have been fully exercised, at the time of delivery of the certificate or certificates representing the Warrant Shares being issued in accordance with Section 3(e) hereof, the Company shall deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(h)                                 Expenses and Taxes. The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to the issuance or delivery of the Warrant Shares to any Person other than the Holder.

(i)                                     Conditional Exercise. Notwithstanding any other provision hereof, if an exercise of any portion of this Warrant is required to be made in connection with a public offering, a sale of the Company (pursuant to a merger, sale of stock, or otherwise), or any other event, such exercise may at the election of the Holder be conditioned upon the consummation of such transaction or event, in which case such exercise shall not be deemed to be effective until immediately prior to the consummation of such event.

(j)                                    Reservation of Shares. From the Original Issue Date until the end of the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or other securities constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

(k)                                 Exercise Prior to Expiration.  Notwithstanding any other provision of this Warrant and to the extent this Warrant is not previously exercised as to all Warrant Shares subject hereto, if the Fair Market Value of Warrant Shares is greater than the Exercise Price then in effect, this Warrant shall be deemed automatically exercised pursuant to the method set forth in Section 3(b)(ii) above immediately before its expiration.  To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(k), the Company shall promptly notify the Holder of the number of Warrant Shares the Holder is to receive by reason of such automatic exercise and the Company shall otherwise comply with the provisions of this Section 3.

(l)                                     Partial Mandatory Exercise.  If the Closing Sale Price of a Warrant Share is greater than 150% of the Spin-off Price on any 15 Trading Days within any Measurement Period, then on the later of the first Trading Day (x) following the 15th such Trading Day and (y) the first day of the Exercise Period:

(i)                                     this Warrant shall be deemed automatically exercised with respect to all Mandatory Exercise Shares pursuant to the method set forth in Section 3(b)(ii) above; and

(ii)                                  for purposes of calculating the number of shares of Common Stock to be received by the Holder in such Cashless Exercise, the Fair Market Value of a Warrant Share shall be deemed to be 150% of the Spin-off Price.

To the extent this Warrant or any portion thereof is deemed automatically exercised pursuant to this Section 3(l), the Company shall promptly notify the Holder of the number of Warrant Shares the Holder is to receive by reason of such automatic exercise and the Company shall otherwise comply with the provisions of this Section 3.

(m)                             Certain Limitations. To the extent that all or any portion of this Warrant is exercised on or prior to the first anniversary of the Original Issue Date, for the purposes of calculating the number of shares of Common Stock to be received by the Holder upon such exercise, the Fair Market Value of a Warrant Share shall be capped at 150% of the Spin-off Price up to the number of Mandatory Exercise Shares.  For the avoidance of doubt, the Fair Market Value of any Warrant Shares in excess of the Mandatory Exercise Shares shall be calculated without such limitation.

(n)                                 Tax Treatment.  If the Holder elects (or is automatically deemed to elect pursuant to Section 3(k) or 3(l)) the method of exercise set forth in Section 3(b)(ii), the “exchange” of the Warrants is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the U.S. Internal Revenue Code of 1986, as amended, and the parties hereto shall report consistently therewith for all tax purposes.

(o)                                 No Right to Freely Tradeable Shares. Holder agrees and acknowledges that (i) the Warrant Shares issuable upon exercise hereof may be subject to restrictions on resale under state or federal securities laws and (ii) it has no right to receive Warrant Shares that are freely tradeable under such laws upon exercise hereof.

4.                                      Adjustment to Exercise Price and Number of Warrant Shares. The Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as provided in this Section 4.

(a)                                 Adjustment Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or Convertible Securities and does not concurrently make a distribution to the Holder consisting of (A) the amount of securities so distributed with respect to each outstanding share of Common Stock (in the case of Convertible Securities, determined on an as converted basis) multiplied by (B) the number of shares of Common Stock then issuable upon exercise of this Warrant, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, (x) the Exercise Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and (y) the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately increased. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, (x) the Exercise Price in effect immediately prior to such combination shall be proportionately increased and (y) the number of Warrant Shares issuable upon exercise of this Warrant shall be proportionately decreased. Any adjustment under this Section 4(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

(b)                                 Adjustment Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any Reorganization, (i) each Warrant shall remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Warrant Shares then exercisable under this Warrant, be exercisable for the kind and number of shares of stock or other securities or assets of the Company or of the successor Person resulting from such transaction to which the Holder would have been entitled upon such Reorganization if the Holder had exercised this Warrant in full immediately prior to the time of such Reorganization and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant); and (ii) appropriate adjustment (in form and substance satisfactory to the Holder) shall be made with respect to the Holder’s rights under this Warrant to insure that the provisions of this Section 4 shall thereafter be applicable, as nearly as possible, to this Warrant in relation to any shares of stock, securities or assets thereafter acquirable upon exercise of this Warrant (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Company, an immediate adjustment in the

Exercise Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate adjustment to the number of Warrant Shares acquirable upon exercise of this Warrant without regard to any limitations or restrictions on exercise, if the value so reflected is less than the Exercise Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 4(b) shall similarly apply to successive Reorganizations. The Company shall not effect any Reorganization unless, prior to the consummation thereof, the successor Person (if other than the Company) resulting from such Reorganization shall assume, by written instrument substantially similar in form and substance to this Warrant and reasonably satisfactory to the Holder, the obligation to deliver to the Holder such shares of stock, securities or assets which, in accordance with the foregoing provisions, such Holder shall be entitled to receive upon exercise of this Warrant. Notwithstanding anything to the contrary contained herein, the Holder shall have the right to elect prior to the consummation of any Reorganization, to give effect to the exercise rights contained in Section 3 instead of giving effect to the provisions contained in this Section 4(b) with respect to this Warrant.

(c)                                  Certain Events. If any event of the type contemplated by the provisions of this Section 4 but not expressly provided for by such provisions occurs, then the Board shall in good faith make an appropriate adjustment in the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with the provisions of this Section 4; provided, that no such adjustment pursuant to this Section 4(c) shall increase the Exercise Price or decrease the number of Warrant Shares issuable as otherwise determined pursuant to this Section 4.

(d)                                 Certificate as to Adjustment.

(i)                                     As promptly as reasonably practicable following any adjustment of the Exercise Price, but in any event not later than five Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii)                                  As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five Business Days thereafter, the Company shall furnish to the Holder a certificate of an executive officer certifying the Exercise Price then in effect and the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(e)                                  Notices. In the event:

(i)                                     that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii)                                  of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company’s assets to another Person; or

(iii)                               of the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.

5.                                      Purchase Rights. In addition to any adjustments pursuant to Section 4 above, if at any time the Company grants, issues or sells any shares of Common Stock or Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then the Company shall provide the Holder the right to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder would have acquired if the Holder had held the number of Warrant Shares acquirable upon complete exercise of this Warrant immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights. If a notice informing the Holder of Purchase Rights contains material non-public information of the Company, the Company will identify such information in the notice  (such information to the extent so identified and not otherwise available to such Holder on a non-confidential basis prior to receipt of such notice, “Information”), and the Holder will maintain the confidentiality of such Information, except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Transaction Agreements or Loan

Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 5, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Transaction Agreements or Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Subsidiary or any of their respective obligations, (f) with the consent of the Company or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 5.  Such Holder shall be considered to have complied with its obligation to maintain the confidentiality of Information as provided in this Section 5 if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

6.                                      Transfer of Warrant. This Warrant and the Warrant Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the this Warrant and the Warrant Shares other than (a) pursuant to an effective registration statement, (b) to the Company or (c) pursuant to Rule 144 (provided that Holder provides the Company with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the securities may be sold pursuant to such rule), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act or applicable state securities laws. Subject to the transfer conditions referred to in the legend endorsed hereon and in this Section 6, this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment in the form attached hereto as Exhibit B. Upon such compliance, surrender and delivery, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

7.                                      Holder Not Deemed a Stockholder. Except as otherwise specifically provided herein, prior to the issuance to the Holder of the Warrant Shares upon the due exercise of this Warrant, the Holder shall not be entitled to vote or receive dividends or be deemed the holder of Warrant Shares for any purpose.  Nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company. Notwithstanding this Section 7, the Company shall provide the Holder with copies of the same notices and other information given to the stockholders of the Company generally, contemporaneously with the giving thereof to the stockholders.

8.                                      Replacement on Loss; Division and Combination.

(a)                                 Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it (it being understood that a written indemnification agreement and affidavit of loss of the Holder shall be a sufficient indemnity) and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed; provided, that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

(b)                                 Division and Combination of Warrant. Subject to Section 6 hereof, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. The Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

9.                                      No Impairment. The Company shall not, by amendment of its certificate of incorporation or bylaws, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the Holder in order to protect the exercise rights of the Holder against dilution or other impairment, consistent with the tenor and purpose of this Warrant.

10.                               Representations, Warranties and Covenants of the Company.  The Company hereby represents, covenants and agrees:

(a)                                 This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b)                                 All Warrant Shares issuable pursuant to the terms hereof shall be, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, upon issuance, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights, and free and clear of all taxes, liens and charges.

(c)                                  The Company shall, at its own expense, (i) take all such actions as may be necessary or appropriate to ensure that (A) all Warrant Shares are issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance), and (B) the Warrant Shares, immediately upon their issuance upon the exercise of the Warrants, will be listed on each securities exchange, if any, on which the Common Stock is then listed and (ii) obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities which may from time to time be required of the Company in order to satisfy its obligations hereunder.

(d)                                 This Warrant is not inconsistent with the Company’s certificate of incorporation or bylaws, does not contravene any law or governmental rule, regulation or order, does not and will not contravene any provision of, or constitute a default under, any agreement or other instrument to which the Company is a party or by which it is bound, and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.  The Company shall not amend its certificate of incorporation, bylaws or other organizational documents in any way (whether by merger or otherwise) that would materially and adversely affect the Warrantholder or the holders of Warrant Shares in any manner different from such amendment’s effect on the class of Common Stock taken as a whole.

11.                               Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

12.                               Participation in Corporate Distributions.  The Company shall not declare, make or pay any dividend or other distribution, whether in cash, securities (other than Common Stock or Convertible Securities) or other property, with respect to its Common Stock or any Convertible Securities unless it concurrently makes a distribution to the Holder consisting of (a) the amount of cash, securities and property distributed with respect to each outstanding share of Common Stock (in the case of Convertible Securities, determined on an as converted basis) multiplied by (b) the number of shares of Common Stock then issuable upon exercise of this Warrant.

13.                               Miscellaneous.

(a)                                 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13(a)).

If to the Company:	Rightside Group, Ltd. 5808 Lake Washington Blvd. NE Suite 300 Kirkland, WA 98033 Attention: Chief Financial Officer Fax No.: (425) 298-2788 Email: tracy.knox@rightside.com

with a copy (which shall not constitute notice) to:	Wilson Sonsini Goodrich & Rosati, Professional Corporation 701 Fifth Avenue Suite 5100 Seattle, WA 98104 Attention: Michael Nordtvedt Fax No.: (206) 883-2699 Email: mnordtvedt@wsgr.com

If to the Holder:	c/o Tennenbaum Capital Partners, LLC 2951 28th Street, Suite 1000 Santa Monica, CA 90405 Attention: Asher Finci Fax No.: (310) 889-4950 Email: asher.finci@tennenbaumcapital.com

with a copy (which shall not constitute notice) to:	Proskauer Rose LLP 2049 Century Park East, Suite 3200 Los Angeles, CA 90067 Attention: Michael A. Woronoff Fax No.: (310) 557-2193 Email: mworonoff@proskauer.com

(b)                                 Expenses.  The Company shall pay all costs and expenses, including reasonable attorneys’ fees and fees, costs and expenses of accountants, advisors and consultants, incurred by the Holder and its counsel in connection with (i) any amendments, modifications or waivers of the provisions hereof, or (ii) any dispute or Proceeding in respect to the enforcement of the Holder’s rights under this Warrant or the Purchase Agreement.

(c)                                  Cumulative Remedies. Except to the extent expressly provided in Section 7 to the contrary, the rights and remedies provided in this Warrant are cumulative and are not exclusive of, and are in addition to and not in substitution for, any other rights or remedies available at law, in equity or otherwise.

(d)                                 Equitable Relief. Each of the Company and the Holder acknowledges that the rights of each party to consummate the transactions contemplated hereby are special, unique and of extraordinary character and that, in the event that any party violates or fails or refuses to perform any covenant or agreement made by it herein, the non-breaching party will (i) be without an adequate remedy at law and (ii) suffer irreparable damage.  In the event that any party violates or fails or refuses to perform any covenant or agreement made by such party herein, the non-breaching party or parties may, subject to the terms hereof and in addition to any remedy at law for damages or other relief to which such party may be entitled, institute and prosecute an action in any court of competent jurisdiction to enforce specific performance of such covenant or agreement or seek any other injunctive or equitable relief, without posting any bond or other undertaking.

(e)                                  Entire Agreement. The Transaction Agreements and the Credit Agreement and all agreements and instruments contemplated thereby constitute the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

(f)                                   Successor and Assigns. Whenever in this Warrant any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the parties hereto that are contained in this Warrant shall bind and inure to the benefit of their respective successors and assigns.  Such successors or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.  The Company shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Holder, and any attempted assignment without such consent shall be null and void.

(g)                                  Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

(h)                                 Amendment and Modification; Waiver. This Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

(i)                                     Survival.  The representations, warranties, covenants and conditions of the respective parties contained herein or made pursuant to this Warrant shall survive the execution and delivery of this Warrant.

(j)                                    Severability. In the event any one or more of the provisions contained in this Warrant be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction).  The parties shall endeavour in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

(k)                                 Governing Law. This Warrant and any Proceeding arising out of or based upon this Warrant shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York.

(l)                                     Submission to Jurisdiction.  Any Proceeding arising out of or based upon this Warrant or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the State of New York in each case located in New York City and each party irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding. Service of process, summons, notice or other document by certified or registered mail to such party’s address set forth herein shall be effective service of process for any Proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any Proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or Proceeding brought in any such court has been brought in an inconvenient forum.  Each party irrevocably consents to service of process in the manner provided for notices in Section 13(a). Nothing herein will affect the right of any party to serve process in any other manner permitted by law.

(m)                             Waiver of Jury Trial. Each party acknowledges and agrees that any controversy that may arise under this Warrant is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any Proceeding arising out of or relating to this Warrant or the transactions contemplated hereby.

(n)                                 Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

(o)                                 Further Assurances.  Each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably requested by the other party to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

(p)                                 No Third-party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(q)                                 Interpretation.  Any provision of this Agreement that refers to the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation.”  References to numbered or letter articles, sections, subsections, paragraphs, Exhibits refer to articles, sections, subsections, paragraphs, or Exhibits, respectively, of this Agreement unless expressly stated otherwise.  All references to this Agreement or any other agreement include, whether or not expressly referenced, the exhibits, annexes, and schedules attached hereto or thereto, and such exhibits, annexes and schedules shall be construed with, and as an integral part of, this Agreement or such other agreement to the same extent as if they were set forth verbatim herein or therein.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The word “or” when used in this Agreement is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Unless otherwise expressly indicated, any agreement, instrument, law or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.  All accounting terms used and not defined herein have the respective meanings given to them under GAAP. The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all assets, real and personal, tangible and intangible. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event that any claim is made by any Person relating to any conflict, omission or ambiguity in this Agreement, no presumption or burden of proof or persuasion shall be implied by virtue of the fact that this Agreement was prepared by or at the request of a particular Person or its counsel.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

RIGHTSIDE GROUP, LTD.

By:
Name:
Title:

Accepted and agreed,

[WARRANTHOLDER]

By:
Name:
Title:

EXHIBIT A

EXERCISE AGREEMENT

To:

(1)                                 The undersigned Holder hereby elects to purchase                shares of the Common Stock of Rightside Group, Ltd. (the “Company”), pursuant to the terms of the Warrant dated August 6, 2014 (the “Warrant”) between the Company and the Holder, and [tenders herewith a certified or official bank check in the amount consistent with Section 3(b)(i) of the Warrant] [elects the method of exercise set forth in Section 3(b)(ii) of the Warrant].

(2)                                 Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below.

(Name)

(Address)

HOLDER:

By:

Title:

Date:

EXHIBIT B

ASSIGNMENT

(To transfer or assign the foregoing Warrant execute this form and supply required information.  Do not use this form to purchase shares.)

FOR VALUE RECEIVED, the foregoing Warrant and all rights evidenced thereby are hereby transferred and assigned to

(“The Transferee”)

whose address is

Dated:

Holder’s Signature:

Holder’s Address:

The transfer made pursuant hereto is made without recourse to the Holder and without representation or warranty express or implied by the Holder, except that the Holder represents and warrants to the Transferee that it is the legal owner of the interest in the Warrant being assigned hereby.